Chembio Announces Return of President and CEO John Sperzel

MEDFORD, N.Y., October 2, 2017 -- Chembio Diagnostics, Inc. (Nasdaq: CEMI), a leader in point-of-care (POC) diagnostic tests for infectious diseases, today announced that President and Chief Executive Officer, John Sperzel, has returned to work following a medical leave of absence.

Katherine L. Davis, Chairman of Chembio's Board of Directors, stated, "The Board is delighted that John has returned full time to his role as President and Chief Executive Officer of Chembio.  We are grateful for John's recovery, for his unwavering dedication to the company and his team during his leave, and for the powerful leadership exhibited by acting CEO, Sharon Klugewicz, and the executive leadership team.  Sharon and her team executed the strategy and maintained momentum during John's absence.  We go forward stronger thanks to this team's intense effort and good will."

Sperzel stated, "My recovery following heart transplant surgery has gone very well and I am elated to return to lead the Company. During my leave, I remained actively engaged in major corporate decisions and we continued to advance our strategy with a focus in three key areas: strengthening our core sexually transmitted disease business, building a broad tropical and fever disease portfolio, and building a global commercial team."
About Chembio Diagnostics
Chembio Diagnostics, Inc. develops, manufactures, licenses and markets rapid diagnostic tests in the growing $8.0 billion POC testing market. The Company markets its products directly and through third-party distributors under the brand names: DPP®, STAT-PAK® and SURE CHECK®.

Chembio has developed and patented the DPP® technology platform, which offers significant advantages over traditional POC lateral-flow technologies and provides the Company with a significant pipeline of business opportunities in the area of sexually transmitted disease, tropical and fever disease, and technology collaborations.

Headquartered in Medford, NY, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U.S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13485. Each of Chembio Diagnostic Systems, Inc. and Chembio Diagnostics Malaysia Sdn Bhd is a wholly-owned subsidiary of Chembio Diagnostics, Inc. For more information, please visit: www.chembio.com.
Forward-Looking Statements
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended.  Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management.  Such statements, which are estimates only, reflect management's current views, are based on certain assumptions, and involve risks and uncertainties.  Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing and to obtain regulatory approvals in a timely manner, as well as the demand for Chembio's products.  Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events.  Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contact:
Vida Strategic Partners (investor relations)
Stephanie C. Diaz
(415) 675-7401
sdiaz@vidasp.com